Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 23, 2007, accompanying the consolidated financial statements included in the Annual Report of Hercules Offshore, Inc. on Form 10-K/A, for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in this Registration Statement on Form S-8.
/s/ GRANT THORNTON LLP
Houston, Texas
February 15, 2008